                                     Filed pursuant to Rule 424(b)(3) and 424(c)
                                                   Registration Number 333-83250

                              PROSPECTUS SUPPLEMENT
                     (To the Prospectus dated June 27, 2003)


                                  $250,000,000

                                  HASBRO, INC.

                  2.75% Convertible Senior Debentures due 2021
                                       and
                   11,574,075 Shares of Common Stock Issuable
                        Upon Conversion of the Debentures

                         ------------------------------

         This document supplements the Prospectus dated June 27, 2003 relating to the resale of 2.75% Convertible Senior Debentures due 2021 of Hasbro, Inc. (the "Debentures") and 11,574,075 shares of Common Stock of Hasbro, Inc. issuable upon conversion of the Debentures by the holders thereof.

         This Prospectus Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus dated June 27, 2003.

         This Prospectus Supplement is filed to reflect a change in the principal amount of Debentures owned by certain selling securityholders named in the Prospectus dated June 27, 2003. For each of the selling securityholders named below, the entry corresponding to such securityholder in the selling securityholder table located at pages 45 through 48 in the Prospectus dated June 27, 2003 is revised as follows:

                                              Principal
                                              Amount of
                                             Debentures
                                            Owned Before      Percentage
                                             The Offering          of        Number of Shares of      Percentage of
                                              and That        Debentures       Common Stock That      Common Stock
Name                                         May Be Sold      Outstanding      May Be Sold (1)       Outstanding (2)
-----                                        -----------      -----------      ---------------       ---------------
Argent Classic Convertible Arbitrage
   Fund (Bermuda) Ltd...............         $4,100,000          1.64%             189,814                  *
Argent Classic Convertible Arbitrage
   Fund L.P.........................           $400,000            *                18,518                  *
Argent LowLev Convertible Arbitrage
   Fund LLC.........................           $500,000            *                23,148                  *
Argent LowLev Convertible Arbitrage
   Fund Ltd.........................         $2,600,000          1.04%             120,370                  *

                                              Principal
                                              Amount of
                                             Debentures
                                            Owned Before      Percentage
                                             The Offering          of        Number of Shares of      Percentage of
                                              and That        Debentures       Common Stock That      Common Stock
Name                                         May Be Sold      Outstanding      May Be Sold (1)       Outstanding (2)
-----                                        -----------      -----------      ---------------       ---------------
Lyxor Master Fund Ref:
   Argent/LowLev CB ...................        $700,000            *                32,407                  *
Unknown (7).........................        $11,790,000          4.72%             545,833                  *

---------------

*    Less than 1%.

(1) Assumes conversion of all of the holder's debentures at a conversion rate of 46.2963 shares of common stock per $1,000 principal amount of debentures. However, this conversion rate will be subject to adjustment as described under "Description of Debentures - Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2) Calculated based on 173,654,447 shares of common stock outstanding as of June 25, 2003. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder's debentures. However, we did not assume the conversion of any other holder's debentures.

(7) The name "Unknown" represents the remaining selling securityholders for whom we have not received a completed questionnaire. We are unable to provide the names of these securityholders because the debentures held by these securityholders are currently evidenced by a global note which has been deposited with DTC and registered in the name of Cede & Co. as DTC's nominee.

                         ------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------


           The date of this Prospectus Supplement is August 5, 2003.